Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Haymaker Acquisition Corp. II (the “Company”) on Form S-1 of our report dated April 19, 2019, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Haymaker Acquisition Corp. II as of March 31, 2019 and for the period from February 13, 2019 (inception) through March 31, 2019, appearing in the Registration Statement on Form S-1, File No. 333-231617, of Haymaker Acquisition Corp. II.

/s/ Marcum LLP

Marcum LLP

New York, NY

June 6, 2019